Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

Time Inc.

I.

The name of this corporation is Time Inc.

II.

The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801, and the name of the registered agent of the corporation in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

This corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is one hundred (100), each having a par value of one-hundredth of one cent ($0.0001).

V.

A.    The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

B.    The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Amended and Restated Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

C.    Unless and except to the extent that the Bylaws of this corporation shall so require, the election of directors of this corporation need not be by written ballot.

VI.

A.    To the fullest extent that the DGCL or any other law of the State of Delaware as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

B.    No amendment to or repeal of this Article VI shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

VII.

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.